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                                                                       EXHIBIT 5


                            [Blackwell Sanders letterhead]



                                  January 13, 1997




UtiliCorp United Inc.
20 West Ninth Street
Kansas City, MO  64105-1711

Gentlemen:

We refer to the Registration Statement of UtiliCorp United Inc. (the "Registrant") on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, an additional 2,000,000 shares of the Registrant's Common Stock, $1.00 par value (the "Common Stock"), to be issued under the UtiliCorp United Inc. Amended and Restated 1986 Stock Incentive Plan (the "Plan").

We are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

Based upon the foregoing, it is our opinion that the additional 2,000,000 shares of Common Stock to be issued under the Plan have been duly authorized, and, when purchased in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,


/s/ Blackwell Sanders Matheny Weary & Lombardi L.C.